Exhibit 23.6

October 15, 2013

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Sungy Mobile Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the declaration of effectiveness of the Company’s registration statement on Form F-1 by the Securities and Exchange Commission of the United States (the “SEC”) that was initially submitted to the SEC on August 21, 2013, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Xiaosong Zhang
Name: Xiaosong Zhang